EXHIBIT 10.23

AK STEEL CORPORATION

LONG-TERM PERFORMANCE PLAN

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(as amended and restated as of March 17, 2005)

Introduction

The name of this plan is the AK Steel Corporation Long-Term Performance Plan (the “Plan”). AK Steel Holding Corporation (the “Company”) originally adopted the Plan in 1995 to enhance the Company’s focus on its long-term performance and to reward certain employees for enhancing the profitability of the Company over extended periods of time. The Plan was last amended and restated as of January 16, 2003, and is hereby amended and restated as set forth in this document effective as of March 17, 2005, subject to the approval of the shareholders of AK Steel Holding Corporation.

The Plan is a payroll practice intended to motivate selected employees to meet certain performance goals. The Plan is not intended to be an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the Plan shall be interpreted, administered and enforced to the extent possible in a manner consistent with that intent. Any obligations under the Plan shall be the joint and several obligations of AK Steel Holding Corporation, the Company, and each of their respective subsidiaries and affiliates. The Plan is designed to comply with the performance-based compensation provisions under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

1. Administration of the Plan.

This Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company. The Committee shall consist of not less than two members of the Board who shall be appointed from time to time by, and shall serve at the discretion of, the Board. Each member of the Committee shall be an “outside director” within the meaning of Section 162(m) of the Code and related regulations, an “independent director” as defined in the rules and regulations of the New York Stock Exchange, and a “non-employee director” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. The Human Resources Department of the Company shall maintain records of authorized participants for each period described in paragraph 4 below (the “Performance Period”).

2. Participation.

Executive officers of the Company who are selected by the Committee, and other management employees of the Company or its subsidiaries and affiliates who are selected by the Executive Management Committee ( the “EMC”), shall participate in the Plan (the “Plan Members”). The EMC shall consist of the Company’s Chief Executive Officer, President, Vice President—Human Resources, and such other individuals as may be designated from time to time by the Chief Executive Officer. Notwithstanding the foregoing, any covered employee, as defined in Section 162(m)(3) of the Code (“Covered Employee”), who is selected to participate in the Plan by the Committee shall be so designated in writing within the time period prescribed by Section 162(m) of the Code and related regulations.

3. Performance Award Target.

Each Plan Member shall be assigned a Performance Award Target Percentage (“Target Percentage”) at the time he or she is selected for participation in this Plan. The Target Percentage of Plan Members who are executive officers shall be determined by the Committee. The Target Percentage of all other Plan Members shall be determined by the EMC. An executive officer’s Target Percentage may be changed at the discretion of the Committee or, in the case of Plan Members who are not executive officers, by the EMC; provided however, with respect to Covered Employees, any such assignment or change by the Committee shall be in writing, within the time period, and in accordance with the anti-discretion and other rules, prescribed by Section 162(m) of the Code and related regulations.

A Plan Member’s Target Percentage with respect to any Performance Period is the percentage of his or her annual base salary (as defined below) that may be awarded to him by the Company as additional compensation if the Company achieves the target level of performance with respect to certain performance goals established by the Committee and approved by the Board as set forth in paragraph 6 below. A Plan Member’s Target Percentage is multiplied by his or her annual base salary for the final year of the Performance Period for which the calculation of a Performance Award is made in order to arrive at a Performance Award Target Amount (“Target Amount”). A Plan Member’s annual base salary for this purpose shall be determined by multiplying his or her monthly rate of base salary for the last month of the relevant Performance Period by twelve.

Any amount awarded to a Plan Member under this Plan shall be referred to herein as a “Performance Award.” If a Plan Member is designated to participate in the Plan after the commencement of a Performance Period, his or her Performance Award, if any, will be prorated based on the period of participation in the Plan during such Performance Period.

4. Performance Periods.

Each Performance Period shall consist of a period of three consecutive calendar years, with the first such three-year period commencing on January 1, 2005 and ending on December 31, 2007; provided however, to effect the transition from the Plan as in effect prior to this amendment and restatement to the Plan as amended and restated herein, solely for purposes of this Plan, calendar year 2005 shall be a transitional one-year Performance Period, and calendar years 2005 and 2006 shall be a transitional two-year Performance Period. For purposes that may be relevant to other compensation and benefit plans of the Company, calendar year 2005, and calendar years 2005-2006, shall be considered the last year, and the last two years, respectively, of Performance Periods that began under the provisions of the Plan as in effect prior to this amendment and restatement.

5. Performance Award Payment Date.

The “Performance Award Payment Date” is the date on which any Performance Awards are paid to Plan Members, which date shall not be more than 120 days following the last day of each Performance Period. Before any Performance Award is paid to a Covered Employee, the Committee shall certify in writing that the criteria for receiving a Performance Award pursuant to the terms of this Plan have been satisfied.

6. Performance Award Determination.

For each Performance Period, the Committee shall assign, in writing, a “Threshold Performance Goal,” a “Target Performance Goal”, and a “Maximum Performance Goal” with respect to the Company’s earnings (without consideration of special, extraordinary and unusual items) before interest expense, provision for income taxes, depreciation and amortization (“EBITDA”), determined cumulatively for the calendar years within the Performance Period and in accordance with generally accepted accounting principles. If the Threshold Performance Goal is not achieved, no Performance Awards shall be made for that Performance Period. If the Target Performance Goal is achieved with respect to a Performance Period, then each Plan Member will receive a Performance Award equal to his or her Target Amount. If the Threshold Performance Goal is achieved, then each Plan Member will receive a Performance Award equal to one half the Target Amount. If the Maximum Performance Goal is achieved, then each Plan Member will receive a Performance Award equal to two times the Target Amount. If the performance level achieved with respect to a Performance Period is between the Threshold Performance Goal and the Target Performance Goal, or between the Target Performance Goal and the Maximum Performance Goal, the Plan Member’s applicable Performance Award shall be determined by linear interpolation. Such Threshold, Target and Maximum Performance Goals, shall be assigned and communicated in writing to Covered Employees within the time period, and in accordance with the anti-discretion and other rules, prescribed by Section 162(m) of the Code and related regulations.

The maximum Performance Award that may be paid to any Covered Employee with respect to any Performance Period shall be $5 million. The Committee may delegate the calculation of Performance Awards to the Company’s Chief Financial Officer, subject to the Committee’s supervision.

7. Form of Payment.

All Performance Awards with respect to a Performance Period will be paid in a single lump-sum payment in cash. The Company shall withhold such payroll or other taxes as it determines to be necessary or appropriate.

8. Occurrence of Events During Performance Period.

a. Termination of Employment.

If during a calendar year a Plan Member dies, becomes totally and permanently disabled, retires, or is involuntarily terminated for reasons other than Cause (as defined in paragraph 8b below), the Plan Member (or the Plan Member’s estate in the case of death) shall be entitled under this Plan to an amount equal to twice the amount paid or to be paid to the Plan Member on the Performance Award Payment Date occurring within that calendar year, less the amount of any Performance Award already paid to the Plan Member on such Performance Award Payment Date. Any amount payable under this paragraph 8a shall be paid on the next to occur of the Performance Award Payment Date falling within that calendar year or within 60 days following such Plan Member’s death or other termination of employment. Any such amount shall be paid in cash and in full satisfaction of any claims the Plan Member may have under this Plan.

b. Termination for Cause.

If a Plan Member is terminated for Cause, no Performance Award shall be paid under this Plan to such Plan Member. For purposes of this Plan, Cause shall mean: (i) conviction of, or entering a plea of guilty or nolo contendere to, a misdemeanor involving moral turpitude or a felony; (ii) engagement in fraud, misappropriation or embezzlement with respect to the Company or any subsidiary or affiliate thereof; (iii) willful failure, gross negligence or gross misconduct in the performance of assigned duties for the Company or any subsidiary or affiliate thereof; and/or (iv) breach of a fiduciary duty to the Company or any subsidiary or affiliate thereof.

c. Voluntary Termination.

Subject to the provisions of paragraph 8a, a Plan Member who voluntarily terminates employment with the Company prior to any Performance Award Payment Date shall forfeit all rights hereunder to any payment that is or may be due on or after such Performance Award Payment Date.

d. Removal from the Plan.

An executive officer may be removed from further participation in this Plan by the Committee and any other Plan Member may be removed from further participation by the EMC, and such removal shall be effective as of the date determined by the Committee or the EMC. In such a case, the Plan Member may receive, in the sole discretion of the Committee or the EMC, a prorated Performance Award, if any, based on his or her period of participation during the Performance Period in which the removal occurs.

9. Source of Benefits.

The Company shall make any cash payments due under the terms of this Plan directly from its assets or from any trust that the Company may choose to establish and maintain from time to time. Nothing contained in this Plan shall give or be deemed to give any Plan Member or any other person any interest in any property of any such trust or in any property of the Company, nor shall any Plan Member or any other person have any right under this Plan not expressly provided by the terms hereof, as such terms may be interpreted and applied by the Committee in its discretion.

10. Liability of Officers and Plan Members.

No current or former employee, officer, director or agent of AK Steel Corporation or of the Company shall be personally liable to any Plan Member or other person with respect to any benefit under this Plan or for any action taken by any such person in the administration or interpretation of this Plan.

11. Unsecured General Creditor.

The rights of a Plan Member (or his or her designated beneficiary in the event of death) under this Plan shall only be the rights of a general unsecured creditor of the Company, and the Plan Member (or the Plan Member’s designated beneficiary) shall not have any legal or equitable right, interest, or other claim in any property or assets of the Company by reason of the establishment of this Plan.

12. Arbitration.

Any dispute under this Plan shall be submitted to binding arbitration subject to the rules of the American Arbitration Association before an arbitrator selected by the Company and acceptable to the Plan Member. If the Plan Member objects to the appointment of the arbitrator selected by the Company, and the Company does not appoint an arbitrator acceptable to the Plan Member, then the Company and the Plan Member shall each select an arbitrator and those two arbitrators shall collectively appoint a third arbitrator who shall alone hear and resolve the dispute. The Company and the Plan Member shall share equally the costs of arbitration. No Company agreement of indemnity, whether under its Articles of Incorporation, the bylaws or otherwise, and no insurance by the Company, shall apply to pay or reimburse any Plan Member’s costs of arbitration, including attorneys’ fees.

13. Amendment or Termination of Plan.

The Board expressly reserves for itself and for the Committee the right and the power to amend or terminate the Plan at any time. In such a case, unless the Committee otherwise expressly provides at the time the action is taken, no Performance Awards shall be paid to any Plan Member on or after the date of such action.

14. Miscellaneous.

a. Assignability.

Plan Members shall not alienate, assign, sell, transfer, pledge, encumber, attach, mortgage, or otherwise hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder. No part of the amounts payable hereunder shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance, nor shall any person have any other claim to any benefit payable under this Plan as a result of a divorce or the Plan Member’s, or any other person’s bankruptcy or insolvency.

b. Obligations to the Company.

If a Plan Member becomes entitled to payment of any amounts under this Plan, and if at such time the Plan Member has any outstanding debt, obligation, or other liability representing an amount owed to the Company, then the Company may offset such amounts against the amounts otherwise payable under this Plan. Such determination shall be made by the Committee or the Board.

c. No Promise of Continued Employment.

Nothing in this Plan or in any materials describing or relating to this Plan grants, nor should it be deemed to grant, any person any employment right, nor does participation in this Plan imply that any person has been employed for any specific term or duration or that any person has any right to remain in the employ of the Company. Subject to the provisions of paragraph 8 hereof, the Company retains the right to change or terminate any condition of employment of any Plan Member without regard to any effect any such change has or may have on such person’s rights hereunder.

d. Captions.

The captions to the paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

e. Pronouns.

Masculine pronouns and other words of masculine gender shall refer to both men and women.

f. Validity.

In the event any provision of this Plan is found by a court of competent jurisdiction to be invalid, void, or unenforceable, such provision shall be stricken and the remaining provisions shall continue in full force and effect.

g. Applicable Law.

This Plan is subject to interpretation under federal law and, to the extent applicable, the law of the State of Ohio.